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                                                                    Exhibit 99.1

               SUMMARY TERMS: GEORGE E. MINNICH EMPLOYMENT LETTER


Annual Base Salary            $460,000

Annual Incentive              Calculated in accordance with the ITT Industries
                              Annual Incentive Plan for Executive Officers, but if the bonus calculated under the plan is less than $345,000 or 75% of annual base salary, a separate payment will be made outside of the plan such that the total payment will be no less than $345,000 or 75% of annual base salary for the 2005 performance year. Payment (s) anticipated to be made in March 2006.

Long-Term Incentive Awards    Stock options granted under the ITT
                              Industries 2003 Equity Incentive Plan:

                              25,000 nonqualified stock options, with an exercise price equal to the closing price of ITT Industries common stock on the first day of employment and exercisable upon the earlier of
                              (1) a 25% closing share price appreciation for ten consecutive days as reported by the New York Stock Exchange or (2) six years from the date of grant. Nevertheless, options may not be exercised prior to three years from the grant date and have a term of seven years.

                              Target awards under the ITT Industries' 1997
                              Long-Term Incentive Plan:

                                o 2004 target award of $250,000. Measurement period January 1, 2004 through December 31, 2006. Payment, if any, will be made in January 2007.

                                o 2005 target award of $500,000. Measurement period January 1, 2005 through December 31, 2007. Payment, if any, will be made in January 2008.

                                Ultimate value of awards is determined based on ITT Industries' Total Shareholder Return (TSR). TSR is the measure of Company's relative performance as compared to the S&P Industrials(R).

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                                                                    Exhibit 99.1

Restricted Stock Awards       10,000 shares of restricted stock to be granted
                              under the ITT Industries 2003 Equity Incentive
                              Plan on the first day of employment. The restricted stock vests in installments of 5,000 shares after three years from the date of grant and 5,000 shares after five years from the date of grant. Upon termination prior to the vesting date, other than for cause, restrictions with respect to restricted shares lapse and Mr. Minnich will receive these shares without restriction, upon satisfactory payment to ITT Industries of any tax obligation.

Automobile Allowance          Monthly automobile allowance of $1,300

Relocation Benefits           Reimbursement of relocation costs in
                              accordance with Company policy. Payment of all appropriate closing costs associated with the purchase of a residence in the White Plains, New
                              York area. One month salary as a "settling in" allowance on a tax protected basis.

Severance                     - Coverage under the ITT Industries Senior
                              Executive Severance Pay Plan, but subject to a severance benefit equal to two years of base salary if terminated other than for cause. If terminated other than for cause during the first three years of employment, an additional lump sum termination payment of $515,000 will be paid.

                              - Coverage under the ITT Industries, Inc. Special Senior Executive Severance Pay Plan which provides, in part for severance pay equal to the sum of three times the highest annual base salary rate paid and three times the highest bonus paid in respect of the three years preceding a change
                              of control. For purposes of this plan, if Mr. Minnich is terminated during the first year of employment the base salary rate shall be the current salary and the bonus for the performance year 2005 will be a target of 75% of said base salary.
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                                                                    Exhibit 99.1


Benefit Plans                 Coverage under the ITT Industries Salaried
                              Benefits Program

Group Accident Insurance      Coverage under Group Accident Insurance Program
                              for Officers and Directors

Vacation Paid Vacation under the ITT Industries Executive Vacation Policy. Two weeks for 2005. Four weeks of vacation each year beginning January 2006.